Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 10, 2019

Registration Statement No. 333-228632-03

*Full Pxing* $800mm+ AmeriCredit Automobile Receivables Trust 2019-3

Active Joint Bookrunners: Citi (Str), Deutsche Bank, and Mizuho

Passive Bookrunners: NatWest

Co-Managers: Barclays, MUFG, Morgan Stanley, and RBC

Selling Group: Loop Capital

CL	AMT (MM)	WAL	S&P/D	BENCH	SPREAD	YIELD	CPN	$PX

A-1	$158.00	0.19	A-1+/R-1 (H)	IntL	+ 5	2.17929%	2.17929%	100.00000
A-2-A	$200.94	0.93	AAA /AAA	EDSF	+ 30	2.183%	2.17%	99.99712
A-2-B	$50.00	0.93	AAA /AAA	1mL	+ 30	–	–	100.00000
A-3	$172.61	2.12	AAA /AAA	ISWPS	+ 41	2.074%	2.06%	99.98946
B	$63.12	2.92	AA /AA	ISWPS	+ 55	2.144%	2.13%	99.98731
C	$78.35	3.50	A/A	ISWPS	+ 77	2.338%	2.32%	99.97754
D	$77.04	3.98	BBB/BBB	ISWPS	+ 105	2.599%	2.58%	99.98096
E	$20.46	**Retained**

--No Grow--

*BBG Ticker : AMCAR 2019-3

*Offered Size : $800.06mm

*Exp Ratings : S&P & DBRS

*Timing : Priced

*ERISA Eligible : Yes

*First Payment : 10/18/2019

*Settle Date : 9/18/2019

*Registration : SEC-Registered (Public)

*B&D : Citi

*Pricing Speed: : 1.50%

*Denoms: : 1k x 1k

CUSIPS:

A-1: 03066NAA2

A-2-A: 03066NAB0

A-2-B: 03066NAC8

A-3: 03066NAD6

B: 03066NAE4

C: 03066NAF1

D: 03066NAG9

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.